Exhibit 18.1

March 13, 2015

Board of Directors
Federal Home Loan Bank of Indianapolis
8250 Woodfield Crossing Blvd.
Indianapolis, IN 46240

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and issued our report thereon dated March 13, 2015. Note 2 to the financial statements describes a change in accounting principle for amortizing premiums, discount, deferred loan fees and costs and hedging basis adjustments on mortgage loans held for portfolio from the retrospective method to the contractual method. It should be understood that the preferability of one acceptable method of accounting over another for such amortization has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Indianapolis, Indiana
March 13, 2015